Exhibit 10.1

EXECUTION COPY

Arconic 201 Isabella Street Pittsburgh PA 15212

February 24, 2020

John C. Plant

c/o Arconic Inc.

201 Isabella Street

Pittsburgh PA 15212

Dear John:

This letter (this “Agreement”) memorializes our recent discussions concerning an extension of your service at Arconic Inc., which is expected to be renamed Howmet Aerospace, Inc. (regardless of whether a name change occurs and what the precise name becomes after any change, hereinafter referred to as the “Company”), following consummation of the expected distribution by the Company of all outstanding shares of Arconic Rolled Products Corporation (to be renamed Arconic Corporation), as disclosed in Arconic Rolled Products Corporation’s definitive Form 10 filing on February 13, 2020 (the “Form 10,” and such spinoff, the “Separation”). The terms and conditions of this Agreement shall be effective as of the date of consummation of the Separation (the “Spinoff Date”).

Position:

You will serve as Co-Chief Executive Officer of the Company from the Spinoff Date through March 31, 2023 (the “Term”), provided that the Term shall automatically conclude upon termination of your employment with the Company for any reason. During the Term, you will report directly and solely to the Board, which will be solely authorized to instruct you as to your duties and responsibilities. During the Term, you will devote substantially all of your working time and attention to the business and affairs of the Company (excluding any vacation and sick time to which you are entitled) and you will comply with the Company’s policies and rules, as in effect from time to time. Your principal place of employment will be at the Company’s offices in Pittsburgh, Pennsylvania, subject to travel to Company headquarters and other Company offices as necessary to perform your duties hereunder, as well as to reasonable travel requirements.

Base Salary

During the Term, you will continue to receive a base salary at an annual rate of $1,600,000, payable in accordance with the Company’s normal payroll practices, and subject to all applicable taxes and withholdings.

Incentive Compensation:

On the later of April 1, 2020 or the date immediately following the Spinoff Date, the Company will grant you restricted stock units (the “RSUs”) pursuant to the Company’s 2013 Stock Incentive Plan, as amended and restated (the “Equity Plan”) in respect of 2,800,000 shares of common stock of the Company, par value $1 (“Shares”) on the terms set forth below.

Vesting Conditions. 1,000,000 RSUs will be “Service-Vesting RSUs” and 1,800,000 RSUs will be “Performance-Vesting RSUs”.

•	Service-Vesting RSUs. The Service-Vesting RSUs will vest in three equal installments on March 31, 2021, March 31, 2022, and March 31, 2023, respectively, subject, except as otherwise provided below, to your continued employment through the applicable vesting date.

o	Termination for Cause; Resignation without Good Reason. In the event of a termination of your employment by the Company for Cause (as defined in the Company’s Executive Severance Plan) or your resignation without Good Reason (as defined below), all unvested Service-Vesting RSUs will be forfeited.

o	Termination due to Death or Disability. In the event of a termination of your employment due to your death or Disability (as customarily defined in award agreements under the Equity Plan), then a portion of the Service-Vesting RSUs equal to the excess of (x) the product of (i) 1,000,000, multiplied by (ii) a fraction (not to exceed 1.0), the numerator of which is the number of days from April 1, 2020 through the date of such termination of employment and the denominator of which is 1095 minus (y) the number of Service-Vesting RSUs that have vested prior to (or on) the date of such termination, will vest immediately, and the remainder of the unvested Service-Vesting RSUs will be forfeited.

o	Termination without Cause or by you for Good Reason. In the event that your employment is terminated by the Company without Cause or by you for Good Reason, then all Service-Vesting RSUs will immediately and fully vest on the date of such termination of employment.

•	Performance-Vesting RSUs. The Performance-Vesting RSUs will be comprised of three tranches of 600,000 RSUs, each of which may vest in part or in full on March 31, 2023 (or earlier upon certain terminations of employment or Change in Control scenarios, as set forth below), if you remain employed through such date, with the degree of vesting based upon achievement of the Share price goals set forth below for the applicable tranche. Except as otherwise provided below, no performance-Vesting RSUs will vest if your employment terminates prior to March 31, 2023.

o	Tranche #1. The performance period for the first tranche (“Tranche #1”) of Performance-Vesting RSUs shall encompass the period from the day after the release of the Company’s Q1 2020 earnings results (the “Earnings Release Date”) through March 31, 2021 (“Performance Period #1”). The degree of eligibility for vesting shall be based on the highest Average Price (as defined below) during such period, in accordance with the table below, with the number of Performance-Vesting RSUs in the row that corresponds to the highest threshold in the left column that is equaled or exceeded by the highest Average Price during Performance Period #1 (such highest threshold, the “Performance Period #1 Achieved Price”) becoming eligible to vest (it being understood, for the avoidance of doubt, that such vesting shall remain additionally subject to the continued service requirement), and with all other Performance-Vesting RSUs in Tranche #1 forfeited as of March 31, 2021.

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Highest Average Price	# of Tranche #1 Performance-Vesting RSUs Eligible to Vest
Less than 110% of the Performance Period #1 Benchmark	0
110% of the Performance Period #1 Benchmark	100,000
115% of the Performance Period #1 Benchmark	200,000
120% of the Performance Period #1 Benchmark	300,000
125% of the Performance Period #1 Benchmark	400,000
130% of the Performance Period #1 Benchmark	500,000
135% of the Performance Period #1 Benchmark	600,000

o	Tranche #2 and Tranche #3. The performance periods for the second tranche and the third tranche of Performance-Vesting RSUs shall be April 1, 2021 through March 31, 2022 (“Performance Period #2”) and April 1, 2022 through March 31, 2023 (“Performance Period #3,” and each of Performance Period #1, Performance Period #2, and Performance Period #3, a “Performance Period”), respectively. The degree of eligibility for vesting shall be based on the highest Average Price (as defined below) during the applicable Performance Period, in accordance with the table below, with the number of Performance-Vesting RSUs in the row that corresponds to the highest threshold in the left column that is equaled or exceeded by the highest Average Price during the applicable period (such highest threshold achieved during Performance Period #2, the “Performance Period #2 Achieved Price”) becoming eligible to vest from the applicable tranche (it being understood, for the avoidance of doubt, that such vesting shall remain additionally subject to the continued service requirement), and with all other Performance-Vesting RSUs in the applicable tranche forfeited as of March 31, 2022, in the case of Performance Period #2 or March 31, 2023, in the case of Performance Period #3:

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Highest Average Price during applicable Performance Period	# of Tranche Performance-Vesting RSUs Eligible to Vest
Less than 110% of the applicable Performance Period Benchmark	0
110% of the applicable Performance Period Benchmark	100,000
115% of the applicable Performance Period Benchmark	200,000
120% of the applicable Performance Period Benchmark	300,000
125% of the applicable Performance Period Benchmark	400,000
130% of the applicable Performance Period Benchmark	500,000
135% of the applicable Performance Period Benchmark	600,000

▪	Special Outperformance Pull-Forward Opportunity. Notwithstanding the foregoing, you will have the opportunity to have the performance condition satisfied for each of Tranche #2 and Tranche #3 in the Performance Period immediately preceding Performance Period #2 and Performance Period #3, respectively. The performance condition (but not, for the avoidance of doubt, the service condition) for any Performance-Vesting RSU in respect of Performance Period #2 or Performance Period #3 may be achieved in the immediately preceding Performance Period (and shall not need to be re-achieved during the Performance Period to which such Performance-Vesting RSU relates) if the Average Stock Price on a day during such immediately preceding Performance Period equals or exceeds the applicable threshold for such Performance-Vesting RSU, assuming (x) solely for purposes of this clause (x), that the Performance Period Benchmark for Performance Period #2 is 135% of the actual Performance Period Benchmark for Performance Period #1 and (y) that the Performance Period Benchmark for Performance Period #3 is 135% of the actual Performance Period Benchmark for Performance Period #2.

▪	Performance Condition Not Achieved; Termination for Cause; Resignation without Good Reason. All outstanding Performance-Vesting RSUs will be forfeited upon the termination of your employment by the Company for Cause or your resignation without Good Reason, in either case, prior to March 31, 2023. Any portion of a tranche of Performance Vesting RSUs will also be forfeited if the applicable Average Price for such portion has not been achieved as of the conclusion of the applicable Performance Period.

▪	Termination due to Death or Disability; Resignation for Good Reason; Termination without Cause; Change in Control. If, prior to March 31, 2023, you experience a termination of employment due to your Death or Disability, by the Company without Cause, or by you for Good Reason, or if a Change in Control (as defined in the Equity Plan) occurs prior to March 31, 2023, you (or your estate, as the case may be) will immediately vest in any portion of the Performance-Vesting RSUs for which the applicable Average Price goal has already been achieved (with achievement for the Performance Period during which occurs the date of termination or the date of the Change in Control, as applicable, determined based on the highest Average Price during such Performance Period through such date or, in the case of a Change in Control that results in the direct sale or exchange of Shares, the per Share value of the Change in Control consideration measured as of the date of the Change in Control), and you will forfeit any Performance-Vesting RSUs for which the applicable Average Price goal has not already been achieved (including, for the avoidance of doubt, the Performance-Vesting RSUs encompassing any tranche with respect to which the applicable Performance Period has not commenced, unless the performance condition in respect of any such Performance-Vesting RSU was previously achieved pursuant to the Special Outperformance Pull-Forward Opportunity set forth above).

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For purposes hereof, “Good Reason” means the occurrence of any of the following events without your express prior written consent: (A) a reduction in your base salary; (B) a material diminution in your title, role or responsibilities with the Company (other than incident to your transition from sole Chief Executive Officer to Co-Chief Executive Officer) resulting from an action taken by the Company or one of its affiliates (including, without limitation and for the avoidance of doubt, the Company’s failure to maintain your position as Co-Chief Executive Officer of the Company, you ceasing to report solely to the Board, and the Company’s failure to maintain your Board position, but excluding, for the avoidance of doubt, your failure to be reelected to the Board by the Company’s shareholders); (C) the relocation of your principal place of employment to a location that is more than 50 miles from both Pittsburgh, PA and the then-current Company headquarters; or (D) upon or following a Change in Control, your not being offered and retained as chief executive officer of the ultimate parent entity resulting from the Change in Control; provided that no event will constitute “Good Reason” unless (x) you provide the Company written notice of your objection to such event within 30 days following such event, (y) such event is not corrected, in all material respects, by the Company within 30 days following the Company’s receipt of such notice and (z) you resign from your employment with the Company not more than 10 days following the expiration of the 30-day correction period.

For purposes hereof, (w) the “Average Price” for any day shall mean the average of the daily per-share closing prices of the Shares on the New York Stock Exchange occurring during the five consecutive trading days that are not Event Blackout Days (as defined below) preceding such date, (x) the Performance Period Benchmark for Performance Period #1 shall equal the lesser of (i) $24 and (ii) the greater of (A) $22 and (B) the average of the daily per-share closing prices of the Shares on the New York Stock Exchange occurring during the period commencing on the eleventh trading day after the Spinoff Date and ending on the last trading day prior to the Earnings Release Date, (y) the Performance Period Benchmark for Performance Period #2 shall equal the greater of (i) the Performance Period #1 Achieved Price and (ii) the Average Price on March 31, 2021, and (z) Performance Period Benchmark for Performance Period #3 shall equal the greater of (i) the Performance Period #2 Achieved Price and (ii) the Average Price on March 31, 2022. For purposes of the preceding sentence, if no Average Price threshold is achieved for either Performance Period #1 or Performance Period #2, the lowest such threshold in the applicable table shall be deemed to be the Performance Period #1 Achieved Price or Performance Period #1 Achieved Price, as applicable. For purposes hereof, a trading day shall be an Event Blackout Day if on such day you are subject to trading restrictions applicable to Company insiders that are not related to the Company’s regular quarterly earnings release process.

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All references to Share price amounts set forth above assume that the Separation is consummated as expected and are not intended to be adjusted in connection with the Separation. In the event of an adjustment event of the type described in Section 4(f) of the Equity Plan (excluding the Separation, but including without limitation any other split-off or a spin-off involving the equity of the Company), or in the event of a material change to the terms of the Separation described in the Form 10 that the Committee reasonably determines could affect the expected relative post-Separation ratio in the values of the Company and of the entity comprising the separated businesses (a “Spinoff Capitalization Modification”), the Committee (as defined in the Equity Plan) will make such adjustments as it reasonably and in good faith deems equitable to the amounts of the Average Price targets, Performance Period Benchmarks (including for purposes of the Special Outperformance Pull-Forward Opportunity described above), and/or to actual Share values in consultation with you.

Other Terms and Conditions. The RSU Award may, at the Company’s election, be settled in cash rather than Shares. The RSU Award shall be subject to the additional terms and conditions contained in the award agreement attached to this Agreement as Annex A.

The RSUs shall be your sole incentive compensation for the Term (unless otherwise determined by the Company), it being understood that nothing herein shall modify the terms of your Outperformance Bonus opportunity (as defined in the letter agreement between you and the Company, dated as of February 13, 2019 (the “Original Letter Agreement”)) or of the RSUs (as defined in the letter agreement between you and the Company, dated as of August 1, 2019 (the “Second Letter Agreement,” and, such RSUs together with the Outperformance Bonus, the “Prior Incentive Opportunities”) granted to you on August __, 2019, and for purposes of clarity and the avoidance of doubt, nothing herein shall divest you of any rights you have in any Company equity granted to you prior to the date of this Agreement. You will not be eligible for annual bonuses during the Term or for any equity-based compensation other than as contemplated hereby unless otherwise determined by the Company.

Employee Benefits:

During the Term, you will be eligible to participate in Company benefit plans as in effect from time to time on the terms applicable to Company senior executives generally (subject to the applicable eligibility and other requirements set forth therein), including health care, life insurance, and disability coverage, provided that, as set forth below, you will not participate in any severance plans or programs. You will be reimbursed for business-related expenses incurred by you in performing your duties hereunder in accordance with the Company’s policies and procedures as in effect from time to time. In addition, the Company will pay directly to your attorney, within 20 days following the full execution of this Agreement, all reasonable and documented attorneys’ fees incurred in the negotiation and drafting of this Agreement in an amount not to exceed $20,000.

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Severance; No Nonqualified Deferred Compensation:

In the event that prior to March 31, 2023, the Company terminates your employment without Cause, or you terminate employment for Good Reason, the Company will pay you, no later than the 60th day following the date of termination, and subject to your execution (within 45 days of the date of such termination) and non-revocation of a reasonable and customary release of claims in a form reasonably satisfactory to the Company presented to you as soon as reasonably practicable following such termination, a cash severance payment equal to (x) if such termination does not occur upon, or during the two-year period following, a Change in Control, $3,200,000 or (y) if such termination occurs upon the date of, or during the two-year period following, a Change in Control, the product of (i) 650,000 multiplied by (ii) the Average Price on the date immediately preceding the date of the Change in Control (in the event of an adjustment event of the type described in Section 4(f) of the Equity Plan (excluding the Separation, but including without limitation any other split-off or a spin-off involving the equity of the Company) or a Spinoff Capitalization Modification, the Committee will make such adjustments as it reasonably and in good faith deems equitable to this clause (y)).

You will not participate in the Company’s Executive Severance Plan or in its Change in Control Severance Plan, nor will you be eligible for severance under any other severance plan or program of the Company and its affiliates. You will not participate in any nonqualified deferred compensation plan sponsored by the Company or any of its affiliates. Except as provided hereunder, you hereby waive any right to participate in any severance plans or programs and any nonqualified deferred compensation plans of the Company, notwithstanding the terms of any such plans.

Indemnification:

You will be covered as an insured officer under the Company’s director and officer liability insurance policy, as in effect from time to time, to the same extent, and on the same terms, as other executive officers and directors of the Company. In addition, the Company acknowledges the continued force and effect of the Indemnification Agreement between the Company and you dated January 19, 2018.

Board Service:

During the Term, you will not be eligible to receive compensation and/or benefits (including, without limitation, director fees and equity awards) pursuant to any non-employee director plans or programs maintained by the Company.

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Section 409A:

The payments and benefits provided hereunder are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this Agreement shall be interpreted and applied consistently with such intent. All reimbursements under this Agreement that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred, (ii) the amount of reimbursement payments that the Company is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that the Company is obligated to pay in any other calendar year, (iii) your right to have the Company pay such reimbursements may not be liquidated or exchanged for any other benefit, and (iv) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified herein). Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment hereunder.

Miscellaneous:

You hereby represent that you are not subject or party to any agreement, understanding or undertaking, including any restrictive covenant with any prior employer, that would prohibit you from accepting, and serving in, the positions contemplated hereby. Your employment with the Company will at all times be at-will, subject to the provisions of this Agreement. Upon your termination of employment for any reason, you will, if requested by the Board, immediately resign from the Board, your position as an officer of the Company, and all offices and directorships of all subsidiaries and affiliates of the Company.

Neither party hereto may assign any rights or delegate any duties under this Agreement without the prior written consent of the other party; provided, that this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.

Except as otherwise contemplated herein, this Agreement contains the entire agreement between you and the Company with respect to the subject matter hereof and supersedes the Original Letter Agreement and the Second Letter Agreement, provided that the terms of such agreements related to the Prior Incentive Opportunities shall remain in effect. For the avoidance of doubt, the Confidentiality, Developments, Non-Competition and Non-Solicitation Agreement between you and the Company, dated as of February 13, 2019, shall remain in full force and effect and be unaffected hereby. No modification or termination of this Agreement may be made orally, but must be made in writing and signed by you and the Company.

Notwithstanding anything to the contrary herein, in the event the Separation has not been consummated as of June 1, 2020, this Agreement shall be null and void ab initio and of no force or effect. For the avoidance of doubt, in such event the Original Letter Agreement and the Second Letter Agreement shall remain in effect and shall govern your employment.

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Governing Law; Jurisdiction:

This Agreement will be governed and interpreted in accordance with the laws of the State of New York without reference to its choice of law principles. Any action arising out of or related to this Agreement will be brought in the state or federal courts with jurisdiction in New York, New York, and you and the Company consent to the jurisdiction and venue of such courts.

[Signature Page Follows.]

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To accept our offer, please sign and date the bottom of this Agreement.

Best Regards,

/s/ James F. Albaugh

James F. Albaugh
Chair of the Compensation and Benefits Committee
Arconic Board of Directors

I, John C. Plant, acknowledge and agree to the terms set forth in this Agreement.

Accepted by:	Date:

/s/ John C. Plant	2/24/20
John C. Plant

[Signature Page to Letter Agreement]

Annex A

[HOWMET AEROSPACE] INC.
RESTRICTED SHARE UNIT AWARD
Grant Date: April __, 2020

This Restricted Share Unit Award represents a grant of Restricted Share Units relating to 2,800,000 shares of common stock of [Howmet Aerospace, Inc.] (the “Company”), par value $1. The terms and conditions of this Restricted Share Unit Award Agreement, as set forth in this agreement between the Company and John C. Plant (the “Participant”, and this agreement, the “Award Agreement”) are authorized by the Compensation and Benefits Committee of the Board of Directors. The Restricted Share Unit award is granted pursuant to the 2013 [Howmet Aerospace] Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”). Capitalized terms used but not defined in the Award Agreement shall have the meaning given to such terms in the Plan. Reference is made to the letter agreement dated as of February __, 2020 between the Company and the Participant (the “Letter Agreement”).

General Terms and Conditions

1.       The Restricted Share Units are subject to the provisions of the Award Agreement (including the provisions of the Plan deemed to be incorporated by reference herein). Interpretations of the Award Agreement by the Committee are binding on the Participant and the Company. A Restricted Share Unit is an undertaking by the Company to issue a Share or an equivalent cash amount in accordance with Section 3 of the Award Agreement, subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board of Directors may authorize that dividend equivalents be accrued and paid on Restricted Share Units upon vesting in accordance with Section 2 of the Award Agreement.

Vesting and Payment

2.       The Restricted Share Units will be subject to the vesting terms and conditions set forth in the Letter Agreement which are deemed to be incorporated herein.

3.       Upon the vesting of the Restricted Share Units in accordance with the terms of the Award Agreement, Participant will receive, within 30 days following the vesting date, one Share for each vested Restricted Share Unit; provided, that the Company may instead make a cash payment in settlement of all or a portion of such vested Restricted Share Units that equals, for each applicable Restricted Share Unit, the Fair Market Value of a Share on the date of such settlement. Subject to Section 14 of the Award Agreement, the Company shall have sole discretion to determine whether to settle Restricted Share Units in Shares, cash or a combination thereof.

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Taxes

4.       All taxes required to be withheld under applicable tax laws in connection with the Restricted Share Units must be paid by the Participant at the appropriate time under applicable tax laws. The Company will satisfy applicable tax withholding obligations by withholding from the Shares to be issued (or cash to be paid) upon payment of the Restricted Share Units, unless an alternative withholding method is approved by the Committee or withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case withholding will be made pursuant to Section 15(l) of the Plan. The number of Shares or amount of cash withheld will be that number or amount with a fair market value equal to the taxes required to be withheld at the minimum required rates or, to the extent permitted under applicable accounting principles and approved by the Committee, at up to the maximum individual tax rate for the applicable tax jurisdiction, which include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Restricted Share Units to vest prior to the stated vesting date set forth in the Letter Agreement in order to satisfy any tax-related items that arise prior to the date of settlement of the Restricted Share Units; provided, that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of Restricted Share Units so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such tax-related items.

Beneficiaries

5.       If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive the amounts payable in respect of any Restricted Share Units that are outstanding and have not been settled at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com.

6.       Beneficiary designations on an approved form will be effective at the time received by the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com. A Participant may revoke a beneficiary designation at any time by written notice to the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

7.       A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

8.       The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.

9.       Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the amounts payable in respect of the Restricted Share Units upon settlement. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.

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10.     Should a beneficiary die after the Participant but before the Restricted Share Unit is paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Restricted Share Unit, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

11.     If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Restricted Share Units that have not yet vested or been paid at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.

Adjustments

12.     In the event of an Equity Restructuring, the Committee will equitably adjust the Restricted Share Unit as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Restricted Share Unit; and (ii) adjusting the terms and conditions of the Restricted Share Unit. The adjustments provided under this Section 12 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.

Repayment/Forfeiture

13.     As an additional condition of receiving the Restricted Share Unit, the Participant agrees that the Restricted Share Unit and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of any recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Restricted Share Unit for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.

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Miscellaneous Provisions

14.     Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares issuable upon vesting of the Restricted Share Units, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary.

15.     Non-Transferability. The Restricted Share Units are non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

16.     Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares unless the Restricted Share Unit shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Agreement.

17.     Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

18.     Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.

19.     Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.

20.     Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Share Unit and on any Shares acquired under the Award Agreement, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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21.     Compliance with Code Section 409A. It is intended that the Restricted Share Units granted pursuant to the Award Agreement be compliant with or exempt from Section 409A of the Code and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Restricted Share Units granted pursuant to the Award Agreement satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

22.     Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.

23.     No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s acceptance of the Restricted Share Unit, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s acceptance of the Restricted Share Unit before taking any action related thereto.

24.     Governing Law and Venue. As stated in the Plan, the Restricted Share Unit and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Restricted Share Unit will be exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).

25.     Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Restricted Share Unit through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26.     Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.

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[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have duly executed the Award Agreement as of the Grant Date first written above.

[HOWMET AEROSPACE] INC.

by

Name:	Katherine Hargrove Ramundo
Title:	Executive Vice President
Chief Legal Officer and Secretary

John C. Plant